EXHIBIT 5.1

                                                                   June 2, 1998


Block Drug Company, Inc.
257 Cornelison Avenue
Jersey City, NJ 07302

Ladies and Gentlemen:

         As Senior Vice President, General Counsel and Secretary for Block Drug Company, Inc. (the "Company"), I have acted in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof with respect to 1,000,000 shares of Class A Common Stock, par value $.10 per share, of the Company (the "Class A Common Stock"), being registered in connection with the Company's Stock Option Plan (the "Plan").

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures (other than those of officers of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the shares of Class A Common Stock reserved for issuance upon the exercise of options or rights granted and to be granted under the Plan will be, when issued and paid for upon such exercise in accordance with the provisions of the Plan, validly issued, fully paid and non-assessable.

         The opinion herein is limited to the corporate laws of the State of New Jersey and the federal laws of the United States, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.


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         This opinion is rendered solely for the benefit of the Company in connection with the transaction described above. Except as otherwise provided herein, this opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent. I hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                       Very truly yours,

                                                       /s/ John E. Peters

                                                       John E. Peters

JEP/lb